EX-99.4c

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
                             2900 WESTCHESTER AVENUE
                            PURCHASE, NEW YORK 10577
                                 A Stock Company            [GRAPHIC OMITTED]

                  WILL PAY THE BENEFITS PROVIDED IN THIS POLICY
                      SUBJECT TO ITS TERMS AND CONDITIONS.
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   Thank you for choosing Jackson National Life Insurance Company of New York
    ("The Company"). If You have any questions, please contact the Company at the address and telephone number shown on the Contract Data Page.

           THIS ANNUITY CONTRACT OFFERED BY THE COMPANY IS A CONTRACT
                    BETWEEN YOU, THE OWNER, AND THE COMPANY.
                          READ YOUR CONTRACT CAREFULLY.

     THE  VALUE  OF  AMOUNTS  ALLOCATED  TO  THE  SEPARATE  ACCOUNT  DURING  THE
     ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS ARE LESS THAN 6.0%, VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME. ON AN ANNUAL BASIS THE ASSET CHARGE EQUALS 1.5% OF THE DAILY NET ASSET VALUE OF THE SEPARATE ACCOUNT.

     THE GUARANTEED OPTIONS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT WHICH MAY INCREASE OR DECREASE AMOUNTS WITHDRAWN, BUT THE GUARANTEED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE GUARANTEED ACCOUNT MINIMUM VALUE.

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                  NOTICE OF TWENTY-DAY RIGHT TO EXAMINE POLICY
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    You may return this Contract to the selling agent or Jackson National Life
    Insurance Company of New York within 20 days after You receive it. Upon receipt of this Contract, the Company will refund the full premium allocated to the Guaranteed Options. The Company will also refund the amounts allocated to the Separate Account less the amount credited to the Separate Account plus the Separate Account Contract Value. Upon such refund, this Contract shall be void. The effective date of the surrender, and the date the funds in the Separate Account will be valued, will be the date the Contract was mailed to the Company, or returned to Your selling agent.
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SINGLE PREMIUM INDIVIDUAL               THIS CONTRACT IS SIGNED BY THE COMPANY
DEFERRED FIXED AND VARIABLE
ANNUITY CONTRACT.  DEATH                /s/ Thomas J. Meyer
BENEFIT PRIOR TO MATURITY.
MONTHLY INCOME AT MATURITY.             SECRETARY
NONPARTICIPATING.
                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

VA402NY
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                                TABLE OF CONTENTS
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                          Provision                           Page Number
                          ---------                           -----------

         Contract Data Page                                         ii

         Definitions                                                1

         General Provisions                                         3

         Accumulation Provisions                                    6

         Withdrawal Provisions                                      8

         Transfer Provisions                                        9

         Death Benefit Provisions                                  10

         Income Provisions                                         12

         Table of Income Options                                   15

VA402NY                                   i
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                               CONTRACT DATA PAGE
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Contract Number:                        [1234567890]

Owner:                                  [John Doe]

Joint Owner:                            [Jane Doe]

Annuitant:                              [John Doe]

Joint Annuitant:                        [Jane Doe]

Issue Date:                             [July 1, 1997]

Issue State:                            New York

Annual Contract Maintenance Charge:     $30.00

Asset Charges:                          On an annual  basis,  this charge equals
                                        1.50% of the daily net asset value of the Separate Account.

Transfer/Transfer Charge:               A fee of $25.00 is charged for transfers
                                        in excess of 15 in a Contract year.

                                        FROM INVESTMENT PORTFOLIO TO INVESTMENT
                                        PORTFOLIO. Both prior to and after the
                                        Income Date, You may transfer all or a
                                        portion of Your investment in one
                                        Investment Portfolio to another
                                        Investment Portfolio.

                                        FROM INVESTMENT  PORTFOLIO TO A
                                        GUARANTEED OPTION.  Prior to the Income
                                        Date, You may transfer all or a portion of Your investment in an Investment Portfolio(s) to a Guaranteed Option(s).

                                        FROM  A  GUARANTEED   OPTION  TO  A
                                        GUARANTEED   OPTION  OR INVESTMENT
                                        PORTFOLIO.  Other than transfers made
                                        during the 30-day period after the end
                                        of a maturing  Guaranteed Option period
                                        (see Guaranteed Options under Accumula-
                                        tion Provisions), transfers of amounts
                                        between Guaranteed Options or from a
                                        Guaranteed Option to an Investment
                                        Portfolio are subject to a Market Value
                                        Adjustment.


VA402NY                                   ii
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                           CONTRACT DATA PAGE (CONT'D)
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Premium:                     Single  Premium. The  minimum  Premium  must be at
                             least $25,000. The maximum premium under a contract may not exceed $1,000,000. The Company may waive the minimums or maximums.

                             The Owner may allocate the Premium among the Guaranteed Options and the Investment Portfolios. Such election may be made in any percent from 0% to 100% in whole percentages, provided that the minimum that may be allocated to a Guaranteed Option or an Investment Portfolio is $100.

Guaranteed Options:          Guaranteed Options may be elected for periods of 1
                             or 3 years

Investment Portfolios:       JNL Series Trust funds as listed on the application


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Service Center:                          Express Mail:
Jackson National Life Insurance Company  Jackson National Life Insurance Company
of New York                              of New York
2900 Westchester Avenue                  2900 Westchester Avenue
Purchase, New York 10577                 Purchase, New York 10577
1/888/367-5651                           1/888/367-5651



VA402NY                                 iii
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                                   DEFINITIONS
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ACCUMULATION  UNIT. A unit of measurement  used to compute Your Separate Account
Contract Value prior to the Income Date.

ANNUITANT. The natural person on whose life the annuity payments for this Contract are based. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is a non-individual.

BENEFICIARY(IES). The person(s) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day when both the Company's Service Center and the New York Stock Exchange are open for business. The Company Business Day closes when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CONTRACT OPTION. One of the options offered by the Company under this Contract. Each option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The sum of the Separate Account Contract Value and the Guaranteed Account Contract Value.

GUARANTEED ACCOUNT. The Guaranteed Account consists of the Guaranteed Options under this Contract. Allocations made to the Guaranteed Account are invested in the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account, and other segregated asset accounts.

GUARANTEED ACCOUNT CONTRACT VALUE. The sum of the Guaranteed Option Values under this Contract.

GUARANTEED ACCOUNT MINIMUM VALUE. The sum of the Guaranteed Option Minimum Values under this Contract.

GUARANTEED OPTION(S). Contract Option(s) within the Guaranteed Account which earns a declared rate of interest for a specified number of years and which may be subject to a Market Value Adjustment.

GUARANTEED OPTION MINIMUM VALUE. The Premium allocated to a Guaranteed Option, accumulated at not less than 3%, less any amounts withdrawn for transfers, charges, deductions or surrenders.

GUARANTEED OPTION VALUE. The Guaranteed Option Value is: (1) the Premium allocated to the Guaranteed Option period; plus (2) any interest credited; less
(3) any amounts canceled or withdrawn for transfers, charges, deductions, or surrenders.

INCOME DATE. The date on which annuity payments are to begin. The latest possible Income Date is when the Owner attains age 90 under a Nonqualified Plan Contract or such earlier date as required by the applicable Qualified Plan, law or regulation.

INVESTMENT PORTFOLIO. A Contract Option within the Separate Account. The value of allocations to the Investment Portfolios will go up or down depending on the performance of the portfolios. The Investment Portfolios are named on the application.


VA402NY                            1
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                              DEFINITIONS (CONT'D)
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MARKET VALUE ADJUSTMENT.  An adjustment  applied,  with certain  exceptions,  to amounts withdrawn or transferred from the Guaranteed Option(s) prior to the end of the Guaranteed Option period.

NONQUALIFIED PLAN. A retirement plan which does not receive favorable tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. Joint Owners share ownership in all respects.

PREMIUM. The payment made by or on behalf of the Owner to the Company for the Contract.

QUALIFIED PLAN. A retirement plan which receives favorable tax treatment under Sections 401, 403, 408 or 457 of the Internal Revenue Code.

SEPARATE ACCOUNT. A segregated asset account, established by the Company in accordance with New York law. The assets of the Separate Account belong to the Company. However, those contract assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains and losses resulting from these assets are credited to or charged against the contracts and not against any other contracts the Company may issue. The Separate Account consists of several Investment Portfolios listed on the application.

SEPARATE ACCOUNT CONTRACT VALUE. The sum of the value of all Investment Portfolio Accumulation Units held under this Contract.

WE, OUR, US, THE COMPANY. Jackson National Life Insurance Company of New York.


VA402NY                               2
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                               GENERAL PROVISIONS
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ANNUAL  REPORTS.  The Company will send You a report at least once a year.  This report will show You the current status of the Contract Value. It will also show charges (as specified on the Contract Data Page) applied since the last report, interest credited, withdrawals taken, and any other information required by New York law.

ASSIGNMENT. The Owner may not use this Contract as collateral or security for a loan. However, the Owner may assign this Contract before the Income Date, but We will not be bound by an assignment unless it is in writing and has been received at Our Service Center. An assignment will take effect when received by the Company. We are not responsible for any payment made before an assignment is received. The Owner may exercise these rights subject to the interest of any assignee or irrevocable Beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If the Contract is issued pursuant to a Qualified Plan (or a Nonqualified Plan that is subject to ERISA), it may not be assigned, pledged, or otherwise transferred except under such conditions as may be allowed under the plan. If the Owner makes an assignment, he/she may have to pay income tax, and is encouraged to seek competent legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Contract on the Owner's death or, as applicable, on the Annuitant's death after the annuity payments begin. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the Death Benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the Company at the time of death will be treated as a contingent Beneficiary. The Owner may change the Beneficiary(ies) by submitting a written request to Our Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when received by the Company. The Company is not liable for any payment made or action taken before it receives the change.

CONFORMITY WITH STATE LAWS. This Contract will be interpreted under the laws of the State of New York. Any provision which is in conflict with New York law, is amended to conform to the minimum requirements of such law.

CONTRACT MAINTENANCE CHARGE. An annual contract maintenance charge of no more than $30 is charged against each contract. This charge reimburses the Company for expenses incurred in establishing and maintaining records relating to a contract. The contract maintenance charge will be assessed on each anniversary of the Issue Date that occurs on or prior to the Income Date. In the event that a total withdrawal is made, the contract maintenance charge will be assessed as of the date of withdrawal without proration. The total contract maintenance charge is allocated between the Investment Portfolio(s) and the Guaranteed Period(s) in proportion to the respective Contract Values similarly allocated.

DEFERMENT OF PAYMENTS. We may defer making payments from the Guaranteed Account for up to 6 months. Interest, subject to New York requirements, will be credited during the deferral period.

ENTIRE  CONTRACT.  The  Contract,  attached  application,   and  any  applicable
endorsements   and   amendments   together   make   up  the   entire   Contract.

VA402NY                               3
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                           GENERAL PROVISIONS (CONT'D)
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MINIMUM  BENEFITS.  For any paid-up income option,  cash value or death benefit, the amount available under this Contract will not be less than the minimum requirements of the state where this Contract was delivered.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Annuitant has been misstated, the payments will be those which the Premium paid would have purchased at the correct age and sex. Once payments have begun, any underpayments will be made up in one sum, including interest at the rate of 6%, with the next payment. Overpayments, including interest at the rate of 6%, will be deducted from the future payments until the total overpayment is repaid.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No agent has authority to change or waive any provision of this Contract.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PREMIUM TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amounts at a later date. We will deduct any withholding taxes required by applicable law.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. If any Investment Portfolio is no longer available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the Investment Portfolio is no longer appropriate in view of the purpose of the Contract, the Company may substitute one Investment Portfolio for another. No substitution of securities may take place without prior approval of the New York Insurance Department, and the Securities and Exchange Commission, under any such requirements as they may impose.

SUSPENSION OF PAYMENTS. The Company, to the extent permitted or required under the Federal Investment Act of 1940, may suspend or postpone any payments or transfers to or from the Investment Portfolios if any of the following occur:

1.   The New York Stock Exchange is closed;
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Contract holders.

VA402NY                              4
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                           GENERAL PROVISIONS (CONT'D)
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The types of payments the Company may suspend or postpone are:

1.   Determination and payment of Withdrawals;
2.   Determination and payment of any Death Benefit;
3.   Determination and payment of variable annuity payments; and
4.   Determination of the Contract Value to be applied to an Income Option.

This provision will only apply to the Separate Account.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise. Any written request or notice to the Company must be sent to Our Service Center. The Owner must promptly provide Our Service Center with notice of Owner's address change.

VA402NY                              5
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                             ACCUMULATION PROVISIONS
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An Owner may not  allocate  Contract  Values to more  than  [eighteen]  Contract
Options during the life of the Contract.

INVESTMENT PORTFOLIOS. The Contract offers several Investment Portfolios (as listed on the application).

Accumulation Units. The Separate Account Contract Value will go up or down depending on the performance of the Investment Portfolios. In order to monitor the Separate Account Contract Value before the Income Date, the Company uses a unit of measure called an accumulation unit. The value of an accumulation unit may go up or down from day to day. During the income payout phase, the unit of measure is called an annuity unit (please see Income Provisions for further information).

Every Business Day the Company determines the value of an accumulation unit for each of the Investment Portfolios. This is done by:

1. Determining the total amount of money invested in the particular Investment Portfolio;
2. Subtracting from the amount any Asset Charges as specified on the Contract Data Page and any premium taxes; and
3.   Dividing this amount by the number of outstanding accumulation units.

The Company credits Your Contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the Premium allocated to any Investment Portfolio by the value of the accumulation unit for that Investment Portfolio.

GUARANTEED OPTIONS. The Contract offers Guaranteed Options for a specified number of years. Amounts allocated to a Guaranteed Option may be subject to a Market Value Adjustment if amounts are transferred or withdrawn prior to the end of such Guaranteed Option period.

You may allocate the Premium or make transfers to one or more Guaranteed Options at any time prior to the latest Income Date, subject to the provisions of this Contract. Within at least 15 days, but not more than 45 days, prior to the end of any Guaranteed Option, We will notify You of Your choices. If You do not specify both a Contract Option and period by the end of the maturing option period, We will automatically allocate such amounts to a Guaranteed Option with the same Guaranteed Option period. You will then be permitted, within 30 calendar days of Our allocation, to transfer (upon written notice to Our Service Center), or withdraw (upon written notice to Our Service Center) amounts from such Guaranteed Option as permitted under this Contract. If You do not provide Us notice within the 30 calendar day period, such amounts shall remain in the Guaranteed Option period until You otherwise notify Us.

If the Guaranteed Option elected extends beyond the latest Income Date, We will automatically elect the longest period that will not extend beyond such date. If reallocation of an amount to a Guaranteed Option period due to completion of the then current option period occurs within one year of the latest Income Date, We will credit interest up to the latest Income Date at the then current one-year Guaranteed Option interest rate.

VA402NY                                  6
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                        ACCUMULATION PROVISIONS (CONT'D)
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INTEREST TO BE  CREDITED.  The Company  will credit  interest to the  Guaranteed
Option. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the beginning of each Guaranteed Option. Any such rate or rates so determined will remain in effect for a period of not less than the selected Guaranteed Option period so long as such deposited amount remains in the Guaranteed Option. Interest will be credited to subsequent Guaranteed Option periods at a rate of interest declared by the Company. The Company guarantees that it will credit interest at not less than 3%.

MARKET VALUE ADJUSTMENT. Any amount withdrawn or transferred from a Guaranteed Option will be subject to a Market Value Adjustment unless otherwise provided in this Contract. The Market Value Adjustment will be calculated by multiplying the amount withdrawn or transferred by the formula described below:

         [1 + I](m/12)
         ------------- - 1
         [1 + J](m/12)

Where:

I    = the interest rate credited to the current Guaranteed Option period.

J = the interest rate that would be credited, at the time of withdrawal or transfer, to a new Guaranteed Option with a period equal to the number of years remaining in the current Guaranteed Option period, increased by 0.25%. When no Guaranteed Option period of the required duration is available, the rate will be established by linear interpolation.

m = number of complete months remaining to the end of the current Guaranteed Option period.

There will be no Market Value Adjustment when J is greater than I, provided that the difference between J and I is less than or equal to 0.25%.

In addition, the Market Value Adjustment will not apply to:
1.   The payment of Death Benefit proceeds;
2.   Amounts withdrawn for Contract charges;
3.   An Income Option that results in payments spread over at least 5 years;
4.   Amounts transferred or withdrawn from the one-year Guaranteed Option;
5. Amounts either withdrawn or transferred during the 30-day period after the end of a maturing Guaranteed Option period.

In no event will a total withdrawal from a Guaranteed Option be less than the Guaranteed Option Minimum Value.

If the Company no longer issues guaranteed rate contracts, then items I and J of the Market Value Adjustment will be determined by using the asked yield to maturity of the US Treasury Notes with the same remaining term, interpolating where necessary, as published in THE WALL STREET JOURNAL on the next succeeding business day following the effective date of the Market Value Adjustment.

VA402NY                             7
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                              WITHDRAWAL PROVISIONS
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At or before the Income Date,  the Owner may withdraw all or part of the amounts under this Contract by informing Us at Our Service Center. For full withdrawal, this Contract, or a Lost Contract Affidavit, must be returned to Our Service Center.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is $500, or if less, the Owner's entire interest in the Investment Portfolio or Guaranteed Option from which a withdrawal is requested. The Owner's interest in the Investment Portfolio or Guaranteed Option from which the withdrawal is requested must be at least $100 after the withdrawal is completed if any amount remains in that Investment Portfolio or Guaranteed Option.

Withdrawals will be based on values at the end of the Business Day in which the request for withdrawal and the Contract or a Lost Contract Affidavit (in the case of a full withdrawal) are received at Our Service Center.

If the withdrawal request does not specify the Investment Portfolio(s) or Guaranteed Option(s), the request will be processed by making withdrawals from each Investment Portfolio and each Guaranteed Option in proportion to their current value under this Contract.

Systematic withdrawals cannot be used to continue the Contract in force beyond the latest Income Date. On the Income Date, the Contract must annuitize.

A withdrawal from the Guaranteed Option may incur a Market Value Adjustment.


VA402NY                                8

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                               TRANSFER PROVISIONS
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DOLLAR COST AVERAGING ("DCA").  Under DCA, the Owner may authorize the automatic transfer of a fixed dollar amount ($100 minimum) at regular intervals from a source account to one or more of the Investment Portfolios (other than the source account) at the Accumulation Unit values determined on the dates of transfers. The source account may be any of the Investment Portfolios or the one-year Guaranteed Option. The Owner may elect to have transfers made from one of these source accounts. The intervals between transfers may be monthly, quarterly, semi-annually or annually at the Owner's option. To qualify for DCA, there must be a minimum total Contract Value of $15,000.

Another option under DCA is the periodic transfer of a selected percentage of the value of the source account to one of the Investment Portfolios (other than the source account).

A written election of this service, on a form provided by the Company, must be completed by the Owner in order to begin transfers. Once elected, transfers from the source account will be processed periodically until either the value of the source account is completely depleted or the Owner instructs the Company in writing to cancel the transfers.

REBALANCING. The Owner may elect, on a form provided by the Company, to have his/her Separate Account Value reallocated among Investment Portfolios in designated percentages on a periodic basis (monthly, quarterly, semi-annual or annual basis, or at such other time interval as approved by the Company). There is no processing fee for this service.

TRANSFERS. Transfers between Investment Portfolios and the Guaranteed Options may be made as described on the Contract Data Page. Transfers from the Guaranteed Options will be subject to any applicable Market Value Adjustment. A transfer fee of no more than $25.00 will apply to transfers in excess of 15 in a Contract year. The Dollar Cost Averaging and Rebalancing options are not considered transfers for purposes of calculating the transfer fee.

The minimum transfer amount is $100. The remaining Contract Value of an Investment Portfolio or Guaranteed Option after a transfer must be at least $100. If a transfer would cause a remaining value to be less than $100, all of the value must be transferred, or no transfer can take place.


VA402NY                              9
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                            DEATH BENEFIT PROVISIONS
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DEATH OF OWNER BEFORE THE INCOME DATE.  Upon the Owner's death,  or the death of any Joint Owner, before the Income Date, the Death Benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

Proceeds will be distributed on the death of the first Owner, unless the Joint Owner is the spouse.

o DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The Death Benefit is equal to the greater of the following three amounts:

     1.   the  Contract  Value at the end of the Business Day on which due proof
          of  death   and  an   election   of  the  type  of   payment   to  the
          Beneficiary(ies) is received at the Service Center; or

     2. the Premium paid, minus any withdrawals, annual contract maintenance charge and transfer charge, if applicable, (as specified on the Contract Data Page) and premium taxes incurred; or

     3. the greatest anniversary value until the Owner's 81st birthday. The anniversary value is defined as the Contract Value on the first day of each Contract year, less any withdrawals since that anniversary.

o DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the Owner's death or any Joint Owner's death before the Income Date, a Beneficiary must request that the Death Benefit be paid under one of the Death Benefit Options below. In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract. The following are the Death Benefit Options:
     o    Option 1 - lump-sum payment of the Death Benefit; or
     o Option 2 - payment of the entire Death Benefit within 5 years of the date of the death of the Owner or any Joint Owner; or
     o Option 3 - payment of the Death Benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the Owner's death or the death of any Joint Owner.

Any portion of the Death Benefit not applied under Option 3 within one year of the date of the Owner's death, must be distributed within five years of the date of the Owner's death.

If a lump-sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless either the Suspension of Payments or Deferral of Payments under General Provisions is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death by Our Service Center.


VA402NY                               10

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

DEATH OF OWNER AFTER THE INCOME DATE. If the Owner, or any Joint Owner, dies after the Income Date, and the Owner is not an Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant, who is not an Owner, before the Income Date, the Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. If the Owner is a non-individual, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.


VA402NY                               11

--------------------------------------------------------------------------------
                                INCOME PROVISIONS
--------------------------------------------------------------------------------

Any income benefits at the time of their commencement will not be less than those that would be provided to a single premium immediate annuity applicant of the same class. Upon written election filed with the Company at its Service Center, the Contract Value, less any premium taxes, will be applied to provide one of the following income options. The portion of the Contract Value which is in the Guaranteed Account immediately prior to the Income Date, applied to an income option, may be subject to the applicable Market Value Adjustment. This will not affect the amount of any benefits required to be provided under any other provision of this section.

INCOME DATE. If no Income Date is selected, the Income Date will be the latest Income Date. The Owner may change the Income Date to any date not later than the latest Income Date, at any time, at least seven days prior to the Income Date then indicated on the Company's records, by written notice to Our Service Center.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a lump sum. However, a lump-sum distribution may be deemed to be a withdrawal, and at least a portion of it may be subject to income tax. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $2,000, and state law permits, the Company has the right to make payments in one lump sum. In addition, if the first payment provided would be less than $20, and state law permits, the Company shall have the right to require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $20.

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this Income Option.

OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the Income Option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of annuity unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

VA402NY                              12

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the Owner will continue receiving the scheduled payments. If the Owner dies after the Income Date but before the end of the period certain, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a lump sum.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, an Owner can elect an annuity payable monthly for any period of years from [5 to 30]. This election must be made for full [12-month] periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a lump sum.

ADDITIONAL OPTIONS. Other income options may be made available by the Company.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value payable under this Contract, less any applicable premium taxes, shall be applied to the payment of the income option elected at whichever of the following is more favorable to the Owner: (1) the annuity rates based upon the applicable tables in the Contract; or (2) the then current rates provided by the Company on contracts of this type on the Income Date. (In no event will the fixed payments be changed once they begin.)

The annuity factor is different for each income option. Reserves for fixed annuity payments are held in the Company's general account.

Interest in excess of the guaranteed rate as declared by the Company may be used to increase payments or the period of time payments are made.

VARIABLE ANNUITY PAYMENT. The initial annuity payment is determined by taking the Contract Value allocated to that Investment Portfolio, less any premium tax and adjusted for any Market Value Adjustment, and then applying it to the income option table specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment. That amount is divided by the value of an annuity unit as of the Income Date to establish the number of annuity units representing each variable payment. The number of annuity units determined for the first variable payment remains constant for the second and subsequent monthly variable payments, assuming that no reallocation of Contract Values is made.


VA402NY                               13

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The amount of the second and each subsequent monthly variable payment is determined by multiplying the number of annuity units by the annuity unit value as of the Business Day next preceding the date on which each payment is due.

The mortality and expense experience will not adversely affect the dollar amount of variable annuity payments once payments have commenced.

ANNUITY UNIT VALUE. The initial value of an annuity unit of each Investment Portfolio was set when the Investment Portfolios were established. The value may increase or decrease from one Business Day to the next. The income option tables contained in the Contract are based on a 4.5% per annum assumed investment rate. If the actual investment rate experienced by an Investment Portfolio exceeds 6.0%, variable payments will increase over time. Conversely, if the actual rate is less than 6.0%, variable payments will decrease over time. If the investment rate equals 6.0%, the variable payments will remain constant.

The value of a fixed number of annuity units will reflect the investment performance of the Investment Portfolios elected, and the amount of each payment will vary accordingly.

For each Investment Portfolio, the value of an annuity unit for any Business Day is determined by multiplying the annuity unit value for the immediately preceding Business Day by the percentage change in the value of an accumulation unit from the immediately preceding Business Day to the Business Day of valuation. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 4.5% per annum.

BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the Annuity 2000 Mortality Table and interest at 4.5%. The Table of Income Options does not include any applicable premium tax.

VA402NY                              14

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

 UNDER OPTION 4                                         MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
 --------------                                         ----------------------------------------

 No. of   Monthly  Age of   No. of Mos.    Age of    No. of Mos.   Age of     No. of Mos.    Age of    No. of Mos.
 Monthly  Install- Payee                   Payee                   Payee                     Payee
 Install- ments              Certain                  Certain                  Certain                  Certain
 ments
                 Male  Life  120   240   Male  Life   120   240 Female   Life  120   240   Female Life   120   240
-------------------------------------------------------------------------------------------------------------------
    60    18.60   40   4.49 4.48   4.43   70   7.61   7.08  5.96   40    4.33  4.33  4.30    70   6.91   6.63  5.86
    72    15.83   41   4.53 4.52   4.47   71   7.85   7.24  6.00   41    4.36  4.36  4.33    71   7.12   6.79  5.91
    84    13.86   42   4.57 4.56   4.50   72   8.11   7.40  6.04   42    4.40  4.39  4.36    72   7.35   6.96  5.96
    96    12.38   43   4.62 4.60   4.54   73   8.38   7.57  6.08   43    4.43  4.43  4.40    73   7.59   7.13  6.01
   108    11.23   44   4.67 4.65   4.58   74   8.68   7.74  6.11   44    4.47  4.46  4.43    74   7.86   7.31  6.05
   120    10.32   45   4.72 4.69   4.62   75   8.99   7.91  6.14   45    4.51  4.50  4.46    75   8.15   7.50  6.09
   132     9.57   46   4.77 4.74   4.66   76   9.33   8.08  6.16   46    4.56  4.54  4.50    76   8.46   7.69  6.13
   144     8.96   47   4.82 4.79   4.70   77   9.69   8.25  6.18   47    4.60  4.59  4.54    77   8.80   7.88  6.15
   156     8.43   48   4.88 4.85   4.75   78  10.08   8.41  6.20   48    4.65  4.63  4.58    78   9.16   8.08  6.18
   168     7.99   49   4.94 4.90   4.80   79  10.50   8.58  6.22   49    4.70  4.68  4.62    79   9.56   8.27  6.20
   180     7.60   50   5.01 4.96   4.84   80  10.94   8.74  6.23   50    4.75  4.73  4.67    80   9.99   8.46  6.22
   192     7.27   51   5.07 5.03   4.89   81  11.42   8.90  6.24   51    4.81  4.78  4.71    81  10.46   8.65  6.23
   204     6.98   52   5.14 5.09   4.94   82  11.92   9.05  6.25   52    4.86  4.84  4.76    82  10.97   8.83  6.24
   216     6.72   53   5.22 5.16   5.00   83  12.46   9.19  6.26   53    4.93  4.90  4.81    83  11.52   9.01  6.25
   228     6.48   54   5.30 5.23   5.05   84  13.04   9.32  6.27   54    4.99  4.96  4.86    84  12.12   9.17  6.26
   240     6.28   55   5.38 5.31   5.11   85  13.66   9.45  6.27   55    5.06  5.03  4.91    85  12.77   9.32  6.27
   252     6.09   56   5.47 5.39   5.16   86  14.32   9.56  6.27   56    5.14  5.10  4.97    86  13.46   9.46  6.27
   264     5.92   57   5.57 5.48   5.22   87  15.02   9.67  6.27   57    5.22  5.17  5.03    87  14.21   9.58  6.27
   276     5.77   58   5.67 5.57   5.28   88  15.76   9.76  6.28   58    5.30  5.25  5.09    88  15.00   9.69  6.28
   288     5.63   59   5.77 5.66   5.34   89  16.55   9.85  6.28   59    5.39  5.33  5.15    89  15.84   9.79  6.28
   300     5.51   60   5.89 5.77   5.40   90  17.38   9.93  6.28   60    5.49  5.42  5.21    90  16.72   9.88  6.28
                  61   6.01 5.87   5.46   91  18.26  10.00  6.28   61    5.59  5.51  5.27    91  17.65   9.96  6.28
                  62   6.15 5.98   5.52   92  19.20  10.07  6.28   62    5.70  5.61  5.34    92  18.61  10.03  6.28
                  63   6.29 6.10   5.58   93  20.20  10.12  6.28   63    5.82  5.72  5.41    93  19.61  10.09  6.28
                  64   6.44 6.23   5.64   94  21.26  10.17  6.28   64    5.94  5.83  5.47    94  20.65  10.14  6.28
                  65   6.60 6.36   5.70   95  22.39  10.21  6.28   65    6.07  5.94  5.54    95  21.73  10.18  6.28
                  66   6.78 6.49   5.76   96  23.62  10.24  6.28   66    6.22  6.06  5.61    96  22.87  10.22  6.28
                  67   6.97 6.63   5.81   97  24.95  10.27  6.28   67    6.37  6.20  5.67    97  24.10  10.25  6.28
                  68   7.17 6.78   5.86   98  26.44  10.29  6.28   68    6.54  6.33  5.74    98  25.45  10.28  6.28
                  69   7.38 6.93   5.91   99  28.13  10.30  6.28   69    6.72  6.48  5.80    99  26.98  10.29  6.28



Note: Due to the length of the information, the Table for Option 2 is available from Our Service Center upon Your request.

VA402NY                                 15

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
                            2900 Westchester Avenue            [GRAPHIC OMITTED]
                            Purchase, New York 10577

                                A STOCK COMPANY

--------------------------------------------------------------------------------

                                   ENDORSEMENT
                                       TO
             INDIVIDUAL DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED. THE TERMS OF THE CONTRACT ALSO APPLY TO THIS ENDORSEMENT EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS ENDORSEMENT. THE CONTRACT IS ENDORSED AS FOLLOWS:

"This Contract is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Contract or any member of the public regarding the advisability of purchasing this Contract. Dow Jones' only relationship to Jackson National Life Insurance Company of New York is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of Jackson National Life Insurance Company of New York or the owners of this Contract into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of the Contract to be issued, including the pricing or the amount payable under the Contract. Dow Jones has no obligation or liability in connection with the administration or marketing of this Contract.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, OWNERS OF THIS CONTRACT OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK."

                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Thomas J. Meyer

                                        SECRETARY


7301 1/99